Exhibit 99.5

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK	Index No. 602025/09
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G. PATRICK LYNCH and INTER ALIA HOLDING COMPANY, INC.,	STIPULATION OF SETTLEMENT BETWEEN PARK AVENUE BANK AND G. PATRICK LYNCH AND INTER ALIA HOLDING COMPANY, INC.

Plaintiff
-against-

INTERNATIONAL BARCODE CORPORATION, DAVID MICHAEL FROMER, THE PARK AVENUE BANK and OPPENHEIMER & COMPANY, INC.

Defendants.
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IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned parties as follows:

WHEREAS, Plaintiff, INTER ALIA HOLDING COMPANY, INC. (“Inter Alia”), is the Pledgor under a certain Pledge and Security Agreement dated September 5, 2008 (the “Pledge Agreement”) pursuant to which Inter Alia pledged 295,000 shares of stock (the “Pledged Shares”) in Northern Technologies International Corporation (“NTIC”) held in a security account with defendant, OPPENHEIMER & COMPANY, INC. (the “Collateral”) to defendant, The Park Avenue Bank (“Park Avenue”);

WHEREAS, the Pledged Shares were pledged as security pursuant to the Pledge Agreement for a full recourse loan in the original principal sum of $1,500,000.00 (the “Loan”) made by Park Avenue to defendant, International Bar Code Corporation (“Bar Code”);

WHEREAS, Bar Code defaulted under the Loan by failing to make the payment due on March 1, 2009 and failing to pay the entire Loan in full on the maturity date of June 1, 2009 (the “Defaults”);

WHEREAS, as a result of the Defaults, Park Avenue scheduled a UCC sale of the Collateral on July 2, 2009;

WHEREAS,  Plaintiffs, G. PATRICK LYNCH (“Lynch”) and Inter Alia (jointly and collectively referred to herein as “Plaintiffs”) commenced this action by filing a Summons and Complaint on June 30, 2009 and immediately moved by Order to Show Cause for a temporary restraining order enjoining an auction of the Collateral scheduled for July 2, 2009;

WHEREAS, a new auction was scheduled for and held on July 31, 2009;

WHEREAS, on August 10, 2009, Park Avenue filed an Answer, Affirmative Defenses and Cross-Claims in response to the Complaint;

WHEREAS, on or about August 20, 2009, Plaintiffs served a First Amended Complaint which set forth a Third Cause of Action against Park Avenue alleging the July 31, 2009 sale was in violation of the Uniform Commercial Code claiming that notice of the sale had not been properly published;

WHEREAS, Park Avenue filed an Answer to the Amended Complaint on September 9, 2009 and agreed to voluntarily deem the July 31, 2009 auction a nullity;

WHEREAS, Plaintiffs moved for partial summary judgment on the Third Cause of Action (“Plaintiffs’ Summary Judgment Motion”);

WHEREAS, a second auction was held on September 23, 2009 at 4:00 p.m. (the Final Auction”) at which Park Avenue was the successful purchaser of the Collateral for the sum of $1,743,173.44

WHEREAS, Park Avenue moved to dismiss the Third Cause of Action;

WHEREAS, The purchasers listed on the attached Schedule A (“The Purchasers”) are interested in purchasing from Park Avenue 202,400 of the Pledged Shares (the “Purchasers’ Shares”) at the price of $7.50 per Pledged Share for a total amount of 1,518,000.00.

WHEREAS, the Purchasers are a third-party beneficiary and have relied upon the representations made herein by Inter Alia.

WHEREAS, Inter Alia and Park Avenue have agreed to settle this action in accordance with the terms and conditions of this Stipulation.

WHEREAS, the Purchasers have agreed to purchase the Purchasers’ Shares in accordance with the terms and conditions of this Stipulation.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Inter Alia and Lynch agree to dismiss the Complaint and the First Amended Complaint, as it pertains to Park Avenue, with prejudice.

2.             The parties agree that the above referenced recitals are true and correct and incorporated by reference herein.

3.             Inter Alia and Lynch agree that the Defaults occurred and that as a result thereof and pursuant to the terms of the Pledge Agreement, the Uniform Commercial Code as enacted in the State of New York, and this Stipulation, Park Avenue has foreclosed on the Pledged Shares in full satisfaction of all obligations under the Loan and Pledge Agreement.

4.             Park Avenue has agreed to sell the Purchasers’ Shares to the Purchasers in a private transaction in exchange for $1,518,000.00 (the “Settlement Sum”) from the Purchasers.

The Purchasers’ Shares shall be delivered electronically via the Depository Trust Company to coordinates given by the Purchasers, and the Purchasers’ Shares shall be without restrictive legend.

5.             The Purchasers have agreed to purchase the Purchasers’ Shares for the Settlement Sum.

6.             Park Avenue has agreed that its receipt of the Settlement Sum shall be in full satisfaction of Park Avenue’s claims against Inter Alia, and that upon receipt of the Settlement Sum from the Purchasers, Park Avenue will transfer the remaining Pledged Shares held by Park Avenue (the Purchasers’ Shares subtracted from the Pledged Shares, for a total of 92,600 shares (the “Remaining Shares”)) to Balestriere Lanza PLLC to be held in trust for Inter Alia.

7.             Lynch and Inter Alia represent that as of the date of this agreement and the aforementioned foreclosure in Paragraph 3, and the date the Purchasers’ Shares are delivered to the Purchasers, there are and will not be any restrictions on the Purchasers’ Shares that would prevent the Purchasers from selling such Purchasers’ Shares in the open market or otherwise.  This document incorporates by reference the legal opinion provided to the Purchasers, attached as Exhibit A, relating that there are no restrictions on the Purchasers’ Shares that would prevent the Purchasers from selling such Purchasers’ Shares in the open market or otherwise.  The purchase by the Purchasers of the Purchasers’ Shares is contingent on the delivery to the Purchasers of such original legal opinion in form and substance acceptable to the Purchasers.

8.             Lynch represents and warrants that he has authority to enter into this Stipulation on behalf of Inter Alia.

9.             Moshe Rosenwasser, the Senior Vice-President of Park Avenue represents and warrants that he has authority to enter into this Stipulation on behalf of Park Avenue.

10.           Inter Alia and Park Avenue acknowledge that the Purchasers are relying on the representations, undertakings and recitals made and contained herein in connection with the purchase by the Purchasers of the Purchasers’ Shares.

11.           Inter Alia shall hold harmless, indemnify and defend Park Avenue, its officers, directors, members, managers, employees, agents, affiliates, successors, assigns and attorneys against any claims, demands, costs, and damages, including attorney’s fees costs and disbursements, from any and all claims which relate to the subject matter of the underlying claims, the Collateral, the foreclosure sale of the Collateral and any past or future securities law violation arising from the Collateral or the foreclosure sale of the Collateral, including but not limited to claims asserted by the United States Government or the Securities and Exchange Commission, to the extent enforceable under applicable law.  Notwithstanding the aforementioned, Inter Alia’s indemnification of Park Avenue shall not encompass any claims brought against Park Avenue which are extraneous to the underlying claims.

12.           Inter Alia shall hold harmless, indemnify and defend the Purchasers, its officers, directors, members, managers, employees, agents, affiliates, successors, assigns and attorneys against any claims, demands, costs, and damages, including attorney’s fees costs and disbursements, from any and all claims which relate to the Purchasers’ Shares and any past or future securities law violation arising from the Purchasers’ Shares, including but not limited to claims asserted by the United States Government or the Securities and Exchange Commission, to the extent enforceable under applicable law.

13.           Except as provided to the contrary herein, including the indemnification and hold harmless provisions set forth in Paragraph 6 herein, Park Avenue, Inter Alia and Lynch hereby mutually release each other and their respective officers, directors, members, managers, employees, agents, affiliates, successors, assigns and attorneys from any and all claims either now existing or arising in the future regarding the subject matter of this lawsuit and/or the sale of the Collateral.

14.           Nothing herein is intended to limit or prevent Inter Alia, Lynch, or Park Avenue from pursuing any claims against Bar Code or Oppenheimer & Company, Inc.

15.           The parties acknowledge that they have not relied on any oral representations in connection with entering into this Stipulation.  Any modification to this Stipulation must be in writing and executed by all parties to be charged.

16.           The provisions of this Stipulation shall survive the discontinuance of this action.

17.           This Stipulation may be executed in counterparts, which counterparts, when taken together, shall constitute this Stipulation.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Dated:    New York, New York

November 30, 2009

KRISS & FEUERSTEIN LLP		BALESTRIERE LANZA PLLC

		By:	/s/ John G. Baslestriere
By:	/s/ Jerold C. Feuerstein	John G. Balestriere, esq.
Jerold C. Feuerstein, Esq.		Attorneys for Plaintiffs
Attorneys for The Park Avenue Bank		225 Broadway, Suite 2900
360 Lexington Avenue, Suite 1200		New York, New York 10007
New York, New York 10017		(212) 374-5401
(212) 661-2900

Park Avenue Bank		INTER ALIA HOLDING COMPANY, INC.

By:	/s/ Moshe Rosenwasser	By:	/s/ G. Patrick Lynch
Moshe Rosenwasser, SVP		G. Patrick Lynch

G. Patrick Lynch

		By:	/s/ G. Patrick Lynch

SO ORDERED:

/s/ Justice James A. Yates
Justice James A. Yates, JSC

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On the 8th day of December in the year 2009 before me, the undersigned, a Notary Public in and for said State, personally appeared, Justice James A. Yates personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed same and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed this instrument.

Notary Public